Exhibit 10.14

REPAYMENT AGREEMENT

This Repayment Agreement is being entered into by and between Banzai International, Inc., a Delaware corporation (“Company”), and Sidley Austin LLP (“Payee”), as of September 19, 2024 (the “Effective Date”). The Company and Payee are each a “Party” and collectively the “Parties” hereto.

WHEREAS, Payee has previously provided legal services to the Company (the “Services”), but that representation has concluded.

WHEREAS, the Company acknowledges and agrees that it has incurred outstanding fees for such Services in an amount equal to Four Million Eight Hundred Fifteen Thousand Nine Hundred Seventy Nine and 37/100 Dollars ($4,815,979.37) (the “Unpaid Fee Amount”) and desires to satisfy all unpaid accounts receivable owing from the Company to the Payee for the Services through payment of the Unpaid Fee Amount in accordance with the terms of this Agreement.

NOW THEREFORE, for good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:

1. Repayment and Unpaid Fee Amount Reduction. The Parties hereby agree that Company shall satisfy the Unpaid Fee Amount by making, and the Company hereby covenants to make, the payments to Payee pursuant to Schedule A attached hereto (the “Required Payments”). Upon the indefeasible receipt of each payment in the amount and on the date set forth on Schedule A, Payee agrees to apply each such payment to the balance of the Unpaid Fee Amount on a 2 for 1 basis, such that for every one dollar ($1.00) paid by Company, Payee shall reduce the Unpaid Fee Amount by an additional two dollars ($2.00) ( in each case, a “Reduction”) until Company has indefeasibly paid Payee a total of One Million Six Hundred Five Thousand Three Hundred Twenty Six and no/100 Dollars ($1,605,326.00) (the “Aggregate Required Payment”), which shall be accepted in full accord and satisfaction of the Unpaid Fee Amount.

2. No Breach. Company represents and warrants to Payee that none of the payments of the Required Payments to Payee in the amounts and on the dates set forth on Schedule A under this Repayment Agreement is or will a breach of, a default under, or be prohibited by any credit agreement or other indebtedness or obligation of the company to any third party, and that Company has obtained all necessary consents, approvals, waivers, or amendments from any and all such third parties to make the Required Payments in the amounts and on the dates set forth on Schedule A without violating or impairing any of its rights or obligations under such credit agreement or other indebtedness or obligation. Company agrees to indemnify and hold harmless Payee from and against any and all claims, losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to any breach of this representation and warranty by Company.

3 No Contrary Agreements. Schedule A sets forth a true, accurate and complete list of all other payments the Company is required to make under any credit agreement or other indebtedness or obligation of the company to any third party prior to or at the same time as the Required Payments, as indicated thereon, as applicable. The Company covenants that it will not, prior to the full indefeasible receipt by Payee of all Required Payments, enter into any agreement, arrangement or understanding, whether written or oral, that would render any of the payments of the Required Payments to Payee in the amounts and on the dates set forth on Schedule A under this Repayment Agreement a breach of, a default under, or prohibited by such agreement, arrangement or understanding.

4. No Penalties. As of the Effective Date, and provided that the Company makes each of the Required Payments in the amount and on the date set forth on Schedule A, Payee agrees that, in exchange for the foregoing, no interest, late fees or penalties of any kind shall accrue on the Unpaid Fee Amount through the date on which the Unpaid Fee Amount is fully satisfied in accordance with the terms hereof. If any Required Payment or part thereof is not made when due pursuant to Schedule A (in each case, a “Shortfall”), interest shall accrue on such Shortfall at a rate of 12% per annum, compounded daily, until such payment is made. For the avoidance of doubt, such interest shall be payable in addition to the Aggregate Required Payment and payments of Shortfall amounts shall not result in any Reduction. In the case of any outstanding Shortfall, future payments shall first be applied to satisfy any Shortfall prior to being applied to the Unpaid Fee Amount.

4. Governing Terms. Other than as specifically set forth herein, this Repayment Agreement shall be governed by the post-termination provisions of Payee’s engagement letter with the Company, attached hereto as Exhibit A.

5. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6. Confidentiality. The Company shall hold and shall cause its affiliates and representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, the existence and subject matter of this Repayment Agreement. The Company shall not make any public disclosure or permit any of its representatives or affiliates to make any public disclosure (whether or not in response to an inquiry) of the existence or subject matter of this Repayment Agreement unless previously approved by Payee in writing. In the event that the Company believes that it is required to disclose any such confidential information pursuant to applicable Laws, the Company shall give timely written notice to Payee so that Payee may have an opportunity to obtain a protective order or other appropriate relief.

7. Addresses for Notices, etc. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the day of transmission if sent by confirmed electronic transmission during normal business hours, or if sent outside of business hours, then the business day following the date of transmission by confirmed electronic transmission, or four (4) business days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed to the Company or Payee, as set forth below, or at such other address as the Company or the Payee may designate by advance written notice to the other parties hereto:

If to the Company:	Banzai International, Inc.
435 Ericksen Ave, Suite 250
Bainbridge Island, Washington 98110
Attn: Joe Davy

Email:

If to the Payee:	SIDLEY AUSTIN LLP
1999 Avenue of the Stars
17th Floor
Los Angeles, CA 90067
Attn: Joshua G. DuClos

Email:

IN WITNESS WHEREOF, the undersigned have caused this Repayment Agreement to be executed by its duly authorized officers as of the date first written above.

Company:

BANZAI INTERNATIONAL, INC.

By:
Name:	Joseph Davy
Title:	Chief Executive Officer

SIDLEY AUSTIN LLP

By:
Name:	Joshua DuClos
Title:	Partner

Exhibit A

[See attached engagement letter]